SETTLEMENT AND MUTUAL RELEASE AGREEMENT

THIS SETTLEMENT AND MUTUAL RELEASE AGREEMENT (this "**Agreement**") is dated as of the 23rd day of March, 2020.

B E T W E E N:

SUSGLOBAL ENERGY BELLEVILLE LTD.
(hereinafter called "**SusGlobal**")

SUSGLOBAL ENERGY CANADA LTD.
(hereinafter called "**SusGlobal Canada**")

- and –

BDO CANADA LIMITED, in its capacity as Court-appointed Receiver of ASTORIA ORGANIC MATTERS LTD. and ASTORIA ORGANIC MATTERS CANADA LP, and not in its personal or corporate capacity
(hereinafter called the "**Receiver**")

WHEREAS by Order of the Ontario Superior Court of Justice (Commercial List) (the "**Court**"), dated April 13, 2017 (the "**Receivership Order**"), the Receiver was appointed over all of the assets, undertakings and properties of Astoria Organic Matters Ltd. ("**Astoria Ltd.**") and Astoria Organic Matters Canada LP ("**Astoria Canada**" and together with Astoria Ltd., the "**Debtors**") pursuant to section 243(1) of the *Bankruptcy and Insolvency Act* (Canada), as amended (the "**BIA**"), and section 101 of the *Courts of Justice Act* (Ontario), as amended (the "**Receivership Proceedings**");

AND WHEREAS during the Receivership Proceedings, the Receiver, as vendor, SusGlobal, as purchaser, and SusGlobal Canada entered into an asset purchase agreement dated July 27, 2017 (as amended, the "**Purchase Agreement**"), pursuant to which SusGlobal agreed to purchase from the Receiver certain of the Debtors' assets (collectively, the "**Purchased Assets**");

AND WHEREAS by Order of the Court dated August 31, 2017, the Court approved the sale transaction contemplated by the Purchase Agreement and, subject to the conditions therein being satisfied, vested in SusGlobal all of the Debtors' rights, title and interests in and to the Purchased Assets free and clear of all liens, charges and security interests and other encumbrances;

AND WHEREAS the purchase price contemplated under the Purchase Agreement was satisfied in part by the issuance of 529,970 common shares in the capital of SusGlobal Energy Corp. (the "**Parent Shares**"), a publicly traded corporation, in the name of the Receiver;

AND WHEREAS the sale transaction under the Purchase Agreement was ultimately completed on September 15, 2017 (the "**Closing**");

AND WHEREAS the Debtors were party to a certain site plan agreement dated October 13, 2015 (the "**Site Plan Agreement**") entered into with, *inter alios*, The Corporation of the City of Belleville ("**City of Belleville**"), pursuant to which the Debtors were required to, *inter alia*, pay to the City of Belleville $10,000 per year, for a period of ten years, to assist in the on-going maintenance cost of Phillipston Road, Belleville, Ontario, commencing on September 30, 2016 (collectively, the "**Maintenance Fees**");

AND WHEREAS the obligations and liabilities under the Site Plan Agreement were assigned to SusGlobal pursuant to the Purchase Agreement;

AND WHEREAS as at the date of Closing, the Maintenance Fees for 2016 and 2017 were outstanding;

AND WHEREAS SusGlobal has written to the Receiver demanding payment of the outstanding Maintenance Fees for 2016 and 2017;

AND WHEREAS the Receiver has determined that the total amount of the Maintenance Fees that could be payable by the Debtors' to City of Belleville in respect of fiscal years 2016 and 2017 is $19,589.04 (pro-rated until Closing) (the "**Debtors' Portion of the Maintenance Fees**");

AND WHEREAS SusGlobal also sought leave to sue the Receiver on account of other alleged damage claims, which claims were dismissed by the Court in first instance, and which decision was subsequently upheld by the Ontario Court of Appeal, with costs payable to the Receiver (the "**Initial Costs Awards**");

AND WHEREAS the Receiver incurred costs associated with enforcing the Initial Costs Awards (the "**Garnishment Costs**"), which resulted in the Initial Costs Awards being satisfied in full;

AND WHEREAS SusGlobal's former chief executive officer laid an information against the Receiver alleging that the Receiver had committed offences contrary to s. 186(3) of the *Environmental Protection Act*, thereby initiating a private prosecution against the Receiver, and which private prosecution was stayed by Order of the Court dated November 13, 2019, with costs payable to the Receiver (the "**Cost Award**");

AND WHEREAS the parties now wish to settle any and all claims arising from or under the Purchase Agreement, including the Site Plan Agreement and the Debtors' Portion of the Maintenance Fees, and any other claims that each party hereto may have against the other as of the date hereof related to the sale transaction contemplated by the Purchase Agreement;

AND WHEREAS the Receiver has agreed to release its interest in the Parent Shares and to pay the sum of $10,000 (the "**Settlement Amount**") to SusGlobal as full and final payment to settle any and all amounts or claims owed in connection with or arising from the Purchase Agreement, including the Debtors' Portion of the Maintenance Fees;

AND WHEREAS the Receiver, upon its review of the details and the terms of the Purchase Agreement, and in light of the activities and actions taken by the parties hereto prior to the date hereof, is of the view that the terms of settlement proposed herein are fair and reasonable in the circumstances;

NOW THEREFORE, in consideration and upon payment of the Settlement Amount, the parties hereto agree as follows:

1. No later than three (3) business days after execution of this Agreement, the Receiver shall pay to SusGlobal the Settlement Amount, by cheque to be made out to *SusGlobal Energy Belleville Ltd.* or by wire at the instructions of SusGlobal, in full and final satisfaction of any and all claims, obligations and liabilities arising from, in connection with or relating to the Purchase Agreement, including, without limitation, the Site Plan Agreement and the Debtors' Portion of the Maintenance Fees. The date upon which the Settlement Amount is received by SusGlobal, shall be the "**Effective Date**".

2. The Receiver agrees to execute any documents required to release, transfer or assign the Receiver's interest in the Parent Shares to SusGlobal Canada or such other party as SusGlobal Canada may direct, in writing.

3. Each of the parties hereto hereby acknowledges and agrees that the Purchase Agreement is hereby satisfied in full, such that neither party hereto shall have any further obligations or liabilities thereunder or arising therefrom, save and except for the terms of this Agreement.

4. Upon the Effective Date, each of SusGlobal and SusGlobal Canada, along with each of their respective successors, assigns, parents, subsidiaries and affiliates, and each of their respective shareholders, directors, officers, agents, representatives, administrators and employees, hereby fully and forever release the Debtors and the Receiver, and each of their successors, assigns, agents, representatives, administrators, parents, subsidiaries, directors, officers, employees and affiliated entities, as applicable, from all claims, manner of actions, causes of action, applications, debts, dues, accounts, bonds, covenants, contracts, complaints, obligations, duties, breaches of contract, breaches of duty or any relationship, acts, omissions, representations, warranties, compensations, controversies, promises, damages, costs, losses, expenses, remedies for losses, choses in action, entitlements, liabilities, demands, suits, rights of indemnity and all other claims and rights, including, without limitation, claims and causes of action in respect of preferences, transfers at undervalue or fraudulent conveyances (whether any such claims and causes of action arise pursuant to applicable federal or provincial legislation) (collectively, the "**Claims**"), whether or not known or anticipated, monetary or non-monetary, in law, equity or otherwise, which SusGlobal or SusGlobal Canada ever had or now have or can, shall or may hereafter have against the Debtors or the Receiver in connection with the Purchase Agreement or the Receivership Proceedings, in each case based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date.

5. Upon the Effective Date, the Receiver, in its capacity as Court-appointed Receiver, and on behalf of the Debtors, along with each of the Receiver's and Debtors' respective successors, assigns, parents, subsidiaries and affiliates, and each of their respective shareholders, directors, officers, agents, representatives, administrators and employees, hereby fully and forever release SusGlobal and SusGlobal Canada, and each of their successors, assigns, agents, representatives, administrators, parents, subsidiaries, directors, officers, employees and affiliated entities, as applicable, from all Claims, whether or not known or anticipated, monetary or non-monetary, in law, equity or otherwise, which the Debtors or the Receiver ever had or now have or can, shall or may hereafter have against SusGlobal or SusGlobal Canada in connection with the Purchase Agreement, in each case based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date, save and except for the Receiver's claims for payment of the Garnishment Costs and the Cost Award, which the parties hereto agree shall be addressed by way of a separate agreement.

6. Each of the parties hereto hereby agrees not to commence or continue any judicial or regulatory action or proceeding against any other party hereto respecting any Claim released hereunder or the matters agreed to in Sections 3 and 4 above.

7. Each of the parties hereto confirms that they have executed this Agreement voluntarily after having received independent legal advice and that they fully appreciate the nature, extent and consequences of this Agreement.

8. Each of the parties hereto shall do all further things as may be required to give full effect to this Agreement.

9. This Agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument and shall be effective as of the formal date hereof.

10. This Agreement constitutes the entire agreement between the parties hereto respecting the subject matter hereof and can only be amended by a written instrument executed by each of the parties hereto.

11. Each of the parties hereto further agree that this Agreement shall be governed by and construed in accordance with the laws of the province of Ontario and the laws of Canada applicable therein and will be treated in all respects as an Ontario contract.

12. This Agreement shall enure to the benefit of, and be binding upon, each of the parties hereto, and their respective successors and assigns.

13. Time is of the essence in this Agreement.

[Signature page follows]

DATED as of the date first written above.

SUSGLOBAL ENERGY BELLEVILLE LTD.

By: *Marc Hazout*

Name: Marc Hazout

Title: President

I have the authority to bind the Corporation

SUSGLOBAL ENERGY CANADA LTD.

By: *Marc Hazout*

Name: Marc Hazout

Title: President

I have the authority to bind the Corporation

BDO CANADA LIMITED, solely in its capacity as Court-appointed Receiver of the assets, undertakings and properties of **Astoria Organic Matters Ltd.** and **Astoria Organic Matters Canada LP**, with no personal or corporate liability

By: [signature]

Name: Angelo Consoli

Title: Vice President

I have the authority to bind the Corporation